R. Randall Wang Partner Direct: 314-259-2149 rrwang@bryancave.com
June 7, 2010

VIA EDGAR Mr. Jim B. Rosenberg Senior Assistant Chief Accountant Division of Corporate Finance Securities and Exchange Commission 100 F. Street, NE Washington, D.C. 20549

Re:       Express Scripts, Inc.

            Form 10-K for the fiscal year ended December 31, 2009

            Form 8-K filed February 24, 2010

            Schedule 14A filed March 24, 2010

            File No. 000-20199

Dear Mr. Rosenberg:

On behalf of Express Scripts, Inc. (the “Company”), and as discussed with

Ms. Laura Crotty, I am writing to confirm that the Company intends to respond to the comments contained in the letter from the SEC staff to the Company dated

May 25, 2010 by Monday, June 14, 2010.

Please do not hesitate to contact me at (314) 259-2149 should you have any questions regarding this matter.

Very truly yours,

/s/ R. Randall Wang

R. Randall Wang

cc:        Sasha Parikh, Staff Accountant

            Mark Brunhofer, Review Accountant

            Laura Crotty, Staff Attorney

            Express Scripts, Inc.

                 Keith J. Ebling